Exhibit 99.1

MEDIMMUNE EXPANDS PRODUCTION PLANS FOR FLUMIST®

GAITHERSBURG, MD, October 21, 2004 – MedImmune, Inc. (Nasdaq: MEDI) announced today that it is increasing its planned delivery of FluMist (Influenza Virus Vaccine Live, Intranasal) up to a total of three million doses. Originally the company had completed production of 1.1 million doses. In recent days and in response to the shortage of the injectable influenza vaccine, MedImmune had discussed the feasibility of completing production of additional doses at its Philadelphia facility from its bulk vaccine material. In discussions this evening with Tommy Thompson, Secretary of Health and Human Services (HHS), and Dr. Lester Crawford, Acting Commissioner of the U.S. Food & Drug Administration (FDA), MedImmune described the actions required to allow the delivery of FluMist expeditiously to U.S. citizens in its attempt to help alleviate the current injectable vaccine shortage.

“Due to the extraordinary efforts of the FDA and HHS, we believe we can increase our expected delivery of FluMist to a total of 3 million doses this flu season,” said David M. Mott, president and chief executive officer. “To succeed in these efforts, we will need to work closely with the FDA to produce and release 400,000 doses of FluMist per week for five consecutive weeks beginning in early November.”

The October 8, 2004 Morbidity and Mortality Weekly Report distributed by the U.S. Centers for Disease Control and Prevention (CDC) stated that FluMist, if available, should be encouraged for healthy persons who are aged 5-49 years and are not pregnant, including health-care workers (except those who care for severely immunocompromised patients in special care units) and persons caring for children aged <6 months.

MedImmune also discussed with HHS and FDA its production plans for 2005 and beyond. In these discussions the company described what actions would be needed before the end of this year to enable the company to increase its production plan for 2005 from two to three million doses to eight to 10 million doses. The company currently has the capacity to produce up to 20 million doses of FluMist, and expects to be able to double that capacity to 40 million doses by 2007.

“We remain committed to continuing to work with Secretary Thompson and public heath officials in doing everything that is reasonable and feasible to increase our production,” continued Mott. “We are also committed to developing our next-generation, refrigerator-stable FluMist formulation, known as CAIV-T, to demonstrate that it is the product of choice, particularly for children. Toward this goal, we have already completed 42 clinical trials involving more than 64,000 subjects for both FluMist and CAIV-T. We also have eight more clinical trials currently underway involving an additional 70,000 subjects for these vaccines.”

The company did not change its financial guidance issued earlier in the day as a result of the late-breaking collaborative discussions with health authorities as it is too early to know how many, if any, of the additional doses produced will actually be sold. MedImmune’s financial guidance released earlier today assumed that one to two million doses of FluMist would be sold during the 2004 influenza season.

About Influenza
In a typical year, influenza is responsible for an average of 36,000 deaths (primarily in the elderly) and 200,000 hospitalizations in the United States. Children have the highest rates of influenza infection of any age group during the flu season and are important disseminators of the influenza virus into communities. According to the Centers for Disease Control and Prevention (CDC), 152 children younger than 18 years of age died in the United States from influenza and its complications during the 2003-2004 flu season. Seventy-one percent of these children had no high-risk medical conditions, as defined by the CDC. Influenza vaccination of all healthy children 6-23 months of age and their close contacts is now routinely recommended by the CDC’s Advisory Committee on Immunization Practices.

About FluMist
FluMist was approved by the FDA in June 2003. It is the first live, attenuated influenza vaccine indicated for active immunization for the prevention of disease caused by influenza A and B viruses in healthy children and adolescents, 5 to 17 years of age, and healthy adults, 18 to 49 years of age.

There are risks associated with all vaccines, including FluMist. FluMist does not protect 100-percent of individuals vaccinated, or may not protect against viral strains not represented in the vaccine. FluMist is contraindicated in persons with hypersensitivity to any component of the vaccine, including eggs; in children and adolescents receiving aspirin therapy or aspirin-containing therapy; in individuals with a history of Guillain-Barré syndrome; and in individuals with known or suspected immune deficiency. The safety and efficacy of FluMist have not been established in pregnant women or for patients with chronic underlying medical conditions, including asthma or reactive airways disease; the vaccine should not be administered to these patients. See Prescribing Information for indications and usage, dosage and administration and safety information.

About MedImmune, Inc.
MedImmune strives to provide better medicines to patients, new medical options for physicians, rewarding careers to employees, and increased value to shareholders. Dedicated to advancing science and medicine to help people live better lives, the company is focused on the areas of pediatric infectious diseases, cancer and inflammatory diseases. With approximately 1,900 employees worldwide, MedImmune is headquartered in Maryland. For more information, visit the company’s website at www.medimmune.com.

This announcement may contain, in addition to historical information, certain forward-looking statements that involve risks and uncertainties. Such statements reflect management’s current views and are based on certain assumptions. Actual results could differ materially from those currently anticipated as a result of a number of factors, including risks and uncertainties discussed in MedImmune’s filings with the U.S. Securities and Exchange Commission. The company is developing several products for potential future marketing. There can be no assurance that such development efforts will succeed, that such products will receive required regulatory clearance or that, even if such regulatory clearance is received, such products will ultimately achieve commercial success.

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